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                                                                   EXHIBIT 10.21

June 8, 2001

Richard J. Moore
5821 Town Bay Drive
Boca Raton, FL  33486

Dear Dick:

I am very pleased to offer you the position of Senior Vice President and General Manager reporting to me. In this position, you will be responsible for a number of Sybase's major vertical initiatives. We anticipate you will make significant contributions and look forward to your start date of July 1, 2001.

Your compensation will consist of the following components:

        I. Base Salary - $250,000 per year to be paid semi-monthly at $10,416.67. Sybase currently conducts annual total compensation review for its officers during the first quarter of the year, normally in January.

        II. Variable Incentive Bouus -- You will be eligible for the FY2001 annual incentive bonus of $150,000. You will be guaranteed one quarter of this bonus for Q3 2001 in the amount of $37,500. Your target bonus for Q4 2001 will be $37,500.

        III.    Stock Options

                (1)     Sybase Stock Options

                        A recommendation will be made for you to be awarded an option to purchase 200,000 shares of Sybase common stock. The stock option price will be the closing price as quoted on NYSE on the date the option is granted.

                (2)     FFI Stock Options

                        A recommendation will be made for you to be awarded an option to purchase 1,000,000 shares of FFI common stock effective on your start date of employment.

                        The above Sybase and FFI options with respect to 6/48 of the shares will vest after the first six (6) months and the options with respect to 1/48 of the shares will vest each month for the following forty-two (42) months. Sybase and FFI have the right to cancel any unvested portion of your shares if your employment with the company is ended for any reason before four (4) years. If you do not receive your stock option agreements within four to six weeks of your employment start date, please contact Sybase Corporate Stock Administration immediately.

                        Additional shares of Sybase options may be recommended for you on an annual basis based on your job performance and contributions.

        IV. Change of Control Agreement -- A change of control agreement will be recommended for you shortly after your employment start date. You will be receiving the agreement from


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                Nita C. White-Ivy, Vice President of Worldwide Human Resources
                shortly after your first week of employment.

        V. Employee Benefits -- You will be covered by the Sybase employee benefits program. A summary of these benefits are enclosed.

        VI. New York Housing -- While primarily working out of the New York office, the Company will pay rental for a reasonable, furnished efficiency apartment for your housing in New York.

This offer is contingent upon: (1) satisfactory verification of your current and previous employment history, background checks and your academic degrees; and
(2) completion and signing of the enclosed Sybase Employment form, and Notification and Authorization to Conduct Background Investigation form.

The enclosed Non-Disclosure Agreement must be signed by all Sybase employees as a condition of employment, and Section 1 of the enclosed U.S. Department of Justice Immigration and Naturalization Service I-9 Form also must be completed. The enclosed Personal Data Sheet and W-4 must be completed to ensure that you receive your paychecks and other employee benefits in a timely manner. PLEASE SIGNIFY ACCEPTANCE OF THIS OFFER BY SIGNING ONE COPY OF THIS OFFER LETTER, INDICATING YOUR STARTING DATE, AND RETURNING IT WITH THE AFOREMENTIONED ENCLOSED DOCUMENTS BY JUNE 18, 2001 TO NITA C. WHITE-IVY AT HUMAN RESOURCES.

We would like to welcome you and introduce you to Sybase by inviting you to our New Hire Orientation on your first Monday with the company. You can look forward to receiving valuable information on your benefits package.

U. S. Federal law requires that we make this offer of employment contingent upon being able to produce proof that you have the legal right to work in the United States. Because satisfactory evidence of such proof must be presented in order for you to start employment, please bring your choice of required acceptable documentation (as stated on the enclosed I-9) with you on your first day to the New Hire Orientation. If your start date does not coincide with your New Hire Orientation schedule, please meet with Human Resources on your first day to review your I-9 documents.

We are very proud of our company's continuing success and look forward to your joining our very committed and hardworking team.

Sincerely,

/S/ JOHN S. CHEN

John S. Chen
Chairman, President and CEO, Sybase, Inc.

Enclosures


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I will start work at Sybase on July 1, 2001. I certify that as of this date I will not be employed by, on the payroll of, or otherwise compensated by any other company, and that I have not received any consideration or promise of consideration from any other company based on my acceptance of employment with Sybase. I can produce satisfactory proof on my start date that I have legal right to work in the United States.

I understand and agree that if I am hired by Sybase, I will be free to resign my employment at any time with or with out cause and that Sybase may also terminate my employment at any time with or without cause. I understand that although Sybase has Human Resources policies relating to other terms and conditions of my employment and that these policies and conditions may be changed from time to time by Sybase at its discretion, the voluntary "at will" nature of my employment may not be changed.

This employment offer, and an employment and change of control agreement which will be provided to me shortly after my employment start date, constitute the entire agreement and understanding between Sybase and me with regard to its offer of employment and supersedes any other negotiations, agreements, promises, understandings, and representations, whether written or oral.


    /S/ RICHARD J. MOORE                                    6/18/2001
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      Richard J. Moore                                        Date


Please indicate your termination date with current employer: 3/12/2001
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Name of current employer: Cygent Inc.
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